UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                   FORM 11-K/A


                  [X] ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE,
                      SAVINGS AND SIMILAR PLANS PURSUANT TO
                    SECTION 15(D) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

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                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                         COMMISSION FILE NUMBER: 0-25442


                          WILMINGTON TRUST CORPORATION
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             (Exact name of registrant as specified in its charter)


                                    DELAWARE
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            (State or jurisdiction of incorporation or organization)


                                   51-0328154
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                      (I.R.S. Employer Identification No.)


                  RODNEY SQUARE NORTH, 1100 NORTH MARKET STREET
                            WILMINGTON, DE 19890-0001
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                    (Address of Principal Executive Offices)


                                 (302) 651-1000
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              (Registrant's telephone number, including area code)



                               Thrift Savings Plan

                              (Full title of plan)

1. The Thrift Savings Plan affords Wilmington Trust's staff members the opportunity to acquire from time to time additional shares of Wilmington Trust Corporation's stock, as well as interests in funds which purchase a variety of investments from time to time and which may change from time to time. These include United States Treasury notes, debt instruments and stocks of new and established companies. A list of the names and addresses of those funds as of December 31, 1997 is set forth on Schedule 1 attached hereto and made a part hereof.


2.       (a)      The financial  statements  required to be filed for the Thrift
                  Savings Plan,  which qualifies  under the Employee  Retirement
                  Income Security Act of 1974 ("ERISA"),  are attached hereto as
                  Exhibit 99.1.

         (b) The written consent of the accountant with respect to the financial statements for the Thrift Savings Plan is attached hereto as Exhibit 99.2.

                                   SIGNATURES
                                   ----------


         Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the Thrift Savings Plan, have signed this Form 11-K/A as of June 28, 1998.


                                                /s/ David R. Gibson
                                                __________________________(SEAL)
                                                David R. Gibson



                                                /s/ Robert J. Christian
                                                __________________________(SEAL)
                                                Robert J. Christian



                                                /s/ Howard K. Cohen
                                                __________________________(SEAL)
                                                Howard K. Cohen



                                                /s/ Thomas P. Collins
                                                __________________________(SEAL)
                                                Thomas P. Collins



                                                /s/ Michael A. DiGregorio
                                                __________________________(SEAL)
                                                Michael A. DiGregorio



                                                /s/ William J. Farrell, II
                                                __________________________(SEAL)
                                                William J. Farrell, II



                                                /s/ Joseph M. Jacobs, Jr.
                                                __________________________(SEAL)
                                                Joseph M. Jacobs, Jr.



                                                /s/ P.M. Snyder, Jr.
                                                __________________________(SEAL)
                                                P.M. Snyder, Jr.



                                                /s/ Kermit B. Wooden
                                                __________________________(SEAL)
                                                Kermit B. Wooden

                                   SCHEDULE 1

1.      Bond Fund
        Wilmington Trust Company
        Rodney Square North
        1100 North Market Street
        Wilmington, DE  19890-0001

2.      Value Equity Fund
        Wilmington Trust Company
        Rodney Square North
        1100 North Market Street
        Wilmington, DE  19890-0001

3.      Growth Equity Fund
        Wilmington Trust Company
        Rodney Square North
        1100 North Market Street
        Wilmington, DE  19890-0001

4.      International Equity Fund
        Wilmington Trust Company
        Rodney Square North
        1100 North Market Street
        Wilmington, DE  19890-0001

5.      Small Cap Equity Fund
        Wilmington Trust Company
        Rodney Square North
        1100 North Market Street
        Wilmington, DE  19890-0001

6.      Bank Stock Fund
        Wilmington Trust Company
        Rodney Square North
        1100 North Market Street
        Wilmington, DE  19890-0001

7.      Money Market Fund
        Wilmington Trust Company
        Rodney Square North
        1100 North Market Street
        Wilmington, DE  19890-0001

8.      Short-Term U.S. Government Fund
        Wilmington Trust Company
        Rodney Square North
        1100 North Market Street
        Wilmington, DE  19890-0001

                         EXHIBIT INDEX
                         -------------


 EXHIBIT                      EXHIBIT                            PAGE NUMBER
 -------                      --------                           -----------

   99.1              Financial statements                               6

   99.2              Consent of independent auditor                    27